Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of August 12, 2020, by and among Blue Ridge Bankshares, Inc., a Virginia corporation (the “Company”), Blue Ridge Bank, National Association, a national banking association (the “Bank”), and Randal R. Greene (the “Executive”).

WHEREAS, the Bank is the wholly-owned national banking association subsidiary of the Company;

WHEREAS, the Company and Bay Banks of Virginia, Inc. (“BAYK”) have entered into that certain Agreement and Plan of Reorganization dated as of August 12, 2020 (the “Reorganization Agreement”), under which BAYK will merge with and into the Company (the “Merger”) and Virginia Commonwealth Bank (“VCB”), the wholly-owned Virginia-chartered commercial bank subsidiary of BAYK, shall merge with and into the Bank (“Subsidiary Bank Merger”);

WHEREAS, based on Executive’s position as a shareholder and key executive officer of BAYK and VCB, and as a material inducement for the Company to enter into the Reorganization Agreement, Executive and the Company and Bank have agreed that upon the consummation of the Merger and the Subsidiary Bank Merger, Executive shall become an employee of the Bank and the Company under the terms and conditions set forth herein;

WHEREAS, the Company and Bank desire to provide substantial benefits to Executive to which Executive would not be otherwise entitled and to obtain from Executive covenants protecting the Company and Bank’s customer relationships, confidential information and trade secrets, and Executive desires to obtain such benefits and is willing to enter into such covenants; and

WHEREAS, Executive is willing to make his services available to the Bank and the Company after the Merger and Subsidiary Bank Merger on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Employment and Acceptance. Conditional upon consummation of the Merger and the Subsidiary Bank Merger and Executive continuing in the employ of BAYK and VCB until the effective date and time of the Merger and Subsidiary Bank Merger (the “Effective Date”), Executive shall be employed as President and Chief Operating Officer of the Company and the President and Chief Executive Officer of the Bank. Executive shall have the duties and responsibilities that are commensurate with such positions and shall also render such other services and duties as may be reasonably assigned Executive from time to time by the Bank or the Company, consistent with Executive’s positions with the Bank and the Company. Executive accepts and agrees to such employment and agrees to carry out his duties and responsibilities to the best of his ability in a competent, efficient and businesslike manner. Executive further agrees to comply with all the policies, standards and codes of conduct of the Bank and the Company now or hereafter adopted.

2. Term. Unless earlier terminated as provided herein, the term of this Agreement and Executive’s employment hereunder shall begin as of the Effective Date and end as of the adjournment of the Company’s 2024 Annual Meeting of Shareholders. The term of this Agreement and any extension of such term is referred to as the “Employment Period.”

3. Compensation.

(a) Base Salary. During the Employment Period, Executive shall receive for his services an annual base salary (the “Base Salary”) in an amount to be determined by the Company in accordance with the salary administration program of the Company as it may from time to time be in effect. The Base Salary will be reviewed annually and may be adjusted upward or downward in the sole discretion of the Company. In no event, however, will the Base Salary be less than the gross amount of [$492,000]. The Base Salary will be subject to all applicable withholdings and deductions required by federal and state law.

(b) Incentive Programs. During the Employment Period, Executive shall be provided an opportunity to earn up to 30% of his Base Salary under a short-term incentive program (“STIP”) and up to 30% of his Base Salary under a long-term incentive plan (“LTIP”), as each are adopted and approved by the board of directors of the Bank and/or the Company or by the compensation committee of such boards, as applicable. Also, Executive shall receive an annual cash bonus of no less than $50,000 (“Integration Bonus”) for the calendar year 2021 in recognition of Executive’s increased responsibilities in overseeing the implementation of the integration of BAYK into the Company and the integration of VCB into the Bank (Bay Banks of Virginia, Inc. and Virginia Commonwealth Bank being referred to herein as the “Prior Employer”). The Integration Bonus shall be paid to Executive during the first thirty (30) days of 2022 and shall be paid in full, without proration, regardless of whether Executive remains employed by the Company and the Bank throughout the 2021 calendar year. Apart from the Integration Bonus, any other annual cash bonus or STIP will be paid to Executive no later than two and one-half months after the end of the year for which the annual bonus or STIP is awarded. To be eligible to receive any other cash bonus, Executive must be actively employed by the Company and the Bank on the date such bonus or STIP is paid. All incentive payments and cash bonuses will be subject to all applicable withholdings and deductions required by federal and state law. During the Employment Period, Executive shall be eligible to receive other cash- or stock-based incentives in such amounts and on such terms and conditions as established by the Board of Directors of the Company or the Bank, or by the compensation committee of such boards, as applicable.

(c) Benefits. Executive shall be eligible to participate in those retirement, life insurance, medical, sick leave, vacation, paid time off and other employee benefit plans and programs of the Company and the Bank that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans and programs. The Company and the Bank each reserve the right to modify, add or eliminate benefits for its employees at any time as it deems appropriate.

(d) Business Expenses. The Company or the Bank, as applicable, will pay on Executive’s behalf (or promptly reimburse Executive for) reasonable expenses incurred by Executive at the request of, or on behalf of, the Company or the Bank in the performance of Executive’s duties pursuant to this Agreement, in accordance with the Company’s or the Bank’s, as applicable, policies as in effect from time to time.

(e) Insurance. The Bank or Company will provide Executive with a split dollar life insurance benefit of $2,000,000 for Executive’s designated beneficiary during Executive’s employment, provided the Bank or the Company receive policy underwriting not greater than 120% of the cost of a standard issue policy for a male of Executive’s age. Executive agrees to take any action necessary to enable the Bank or the Company to maintain an insurance policy owned by the Bank or the Company with Executive as the insured. The right to such split dollar death benefit shall terminate upon Executive’s Termination of employment for any reason other than due to his death.

(f) Fringe and Similar Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Bank or Company applicable to the members of the executive management of the Company or the Bank. In addition to such fringe benefits, during the Employment Period, the Bank or Company shall provide Executive a Bank-owned vehicle and cell phone for Executive’s use and pay for Executive’s monthly membership fees at the Commonwealth Club in Richmond, Virginia.

4. Termination and Termination Benefits. Notwithstanding the provisions of Section 2, and in addition to the expiration of the term of this Agreement, Executive’s employment will Terminate under the following circumstances and will be subject to the following provisions:

(a) Termination as a Consequence of Death or Disability. Executive’s employment shall Terminate automatically upon Executive’s death during the Employment Period. If the Employer determines in good faith that the Disability of Executive has occurred during the Employment Period, it may give to Executive written notice in accordance with Sections 4(f) and 10(j) of this Agreement of its intention to Terminate Executive’s employment. In such event, provided that the Employment Period does not expire sooner, Executive’s employment with the Employer shall Terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform the essential functions of Executive’s employment due to illness, injury or mental or physical impairment (as determined by the opinion of an independent physician selected by the Company or the Bank), which inability cannot be remedied by any reasonable accommodation the Company or Bank may be required to provide Executive under the Americans With Disabilities Act, 42 U.S.C. §1210 et seq. (the “ADA Act”), on a full-time basis for 90 consecutive business days or a total of 180 non-consecutive business days in a single 12-month period, subject to (i) the Company and the Bank’s obligations, and Executive’s rights, under (A) the ADA Act, and (B) the Family and Medical Leave Act, 29 U. S.C. §§ 2601 et seq. (and the regulations promulgated under the foregoing Acts), and (ii) the exclusion from such business day calculation of any business days constituting vacation and any business days which an employee is permitted to be absent under the disability, sick or other leave policies of the Company or the Bank.

(b) Termination for Cause. Executive’s employment may be Terminated for Cause at any time. If the Company and the Bank Terminate Executive for Cause, Executive shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after such Termination, including but not limited to any of the compensation or benefits described in Section 5. Only the following shall constitute “Cause” for such termination:

(i) deliberate neglect by Executive in the performance of Executive’s material duties and responsibilities as established from time to time by the Company or the Bank or Executive’s willful failure to follow reasonable instructions or policies of the Company or the Bank;

(ii) Executive’s continued failure to satisfactorily perform Executive’s job duties after being advised in writing of such failure and being given a reasonable opportunity and period to remedy such failure;

(iii) conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud against the Bank, the Company, or an Affiliate (as defined below);

(iv) any breach by Executive of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Company or the Bank, after being advised in writing of such breach or violation and being given a reasonable opportunity and period to remedy such breach or violation; or

(v) the willful engaging by Executive in conduct that is reasonably likely to result, or has resulted, in material injury to the Company or the Bank, reputational, financial or otherwise.

All determinations made in interpreting and implementing the foregoing definition of Cause shall be made by the Company in its sole discretion, and shall be binding on the Company, the Bank and Executive.

(c) Without Cause. The Bank and the Company may Terminate Executive’s employment without Cause (“Termination Without Cause”).

(d) Good Reason. Executive may Terminate Executive’s employment with the Bank and the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a change in the executive titles of the Bank and/or Company assigned to Executive pursuant to this Agreement; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which Executive must perform the services to be performed by Executive pursuant to this Agreement without Executive’s written consent (it being agreed that Executive shall maintain Executive’s offices in Richmond, Virginia); and (iv) any other action or inaction that constitutes a material breach by the Company or the Bank of this Agreement; provided, however, that Executive must provide notice to the Bank and the Company of the condition Executive contends is Good Reason within 90 days of the initial existence of the condition, and the Company and the Bank must have a period of at least 30 days to remedy the condition. If the condition is not remedied, Executive must provide a Notice of Termination as set forth in Sections 4(f) and 10(j) within 30 days of the end of the remedy period of the Company and the Bank. Notwithstanding anything in this Section 4(d) to the contrary, no event shall constitute Good Reason unless such event would qualify as “good reason” under Section 409A.

(e) Retirement or Resignation. Executive may voluntarily retire or resign upon giving notice as required in Sections 4(f) and 10(j) of this Agreement and thereby Terminate Executive’s employment with the Company and the Bank (a “Voluntary Termination”). Executive must provide a Notice of Termination as set forth in Sections 4(f) and 10(j) at least 30 days of the ahead of the Date of Termination of Executive’s employment. Subsequent to the provision of a Notice of Termination, and prior to the Date of Termination, Executive agrees to use his best efforts to and cooperate fully with the Bank and the Company to facilitate an orderly continuation of business operations and transition of leadership. Executive’s failure to use his best efforts and cooperate fully as provided herein may be grounds for the Bank and the Company to Terminate for Cause Executive’s employment.

(f) Notice of Termination. Any Termination (other than for death) shall be communicated by a Notice of Termination given in accordance with Section 10(j) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination. The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause, or Good Reason shall not waive any right of Executive or the Bank or the Company hereunder or preclude Executive or the Bank or the Company from asserting such fact or circumstance in enforcing Executive’s or the Bank and the Company’s rights hereunder.

(g) Date of Termination. “Date of Termination” means (i) if Executive’s employment is Terminated by the Company and the Bank for Cause or Terminated Without Cause or if Executive’s employment is Terminated by a Voluntary Termination, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, and (ii) if Executive’s employment is Terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

(h) For purposes of this Agreement, “Terminate” (and variations and derivatives thereof) shall mean, when used in connection with a cessation of employment, that Executive has incurred a separation from service as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and guidance and regulations issued thereunder (“Section 409A”).

(i) Resignation of All Other Positions. Effective upon the Date of Termination for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer, employee, or member of the Board of Directors (or committee thereof) of the Bank, the Company, or any of their Affiliates.

(j) Change in Control. For purposes of this Agreement, a Change in Control means any of the following actions identified in clauses (i), (ii) or (iii) below:

(i) The acquisition by any Person (as defined below) of beneficial ownership of 50% or more of the then outstanding shares of common stock of the Company, provided that it shall not constitute a Change in Control if (a) the acquisition is directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege) or (b) individuals who constitute the Incumbent Board (as defined below) immediately prior to the acquisition continue to constitute a majority of the Company’s Board of Directors for the 12-month period immediately after the acquisition.

(ii) Individuals who constitute the Board of Directors of the Company on the Effective Date of this Agreement (the “Incumbent Board”) cease to constitute a majority of the Company’s Board of Directors within a 12-month period, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company.

(iii) Consummation of a reorganization, merger, share exchange or consolidation involving the Company (a “Reorganization”), unless each of the following conditions is satisfied: (a) at least 40% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Company in substantially the same proportions, relative to each other, as their ownership existed in the Company immediately prior to the Reorganization; (b) no Person beneficially owns 20% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and (c) at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

For purposes of this Agreement, a Change in Control occurs on the date on which an event described in clause (i), (ii) or (iii) of the preceding sentence occurs, provided, however, that a Change in Control shall not occur unless such event constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A. If a Change in Control occurs on account of a series of transactions or events, the Change in Control occurs on the date of the last of such transactions or events. For purposes of this Agreement, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any employee benefit plan (or related trust) sponsored or maintained by the Company, the Bank or an Affiliate, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act. Notwithstanding the foregoing, under no circumstances shall a Change in Control be deemed to have occurred under this Agreement for any actions related to the Merger, the Subsidiary Bank Merger or other corporate actions related thereto.

(k) Maximum Benefit. It is the intention of the parties that no payment be made or benefit provided to Executive pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Company or the Bank or the imposition of an excise tax on Executive under Section 4999 of the Code. If the independent accountants serving as auditors for the Company or Bank prior to the date of a Change in Control (or any other accounting firm or tax advisor designated by the Company prior to the Change in Control) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change in Control, would be nondeductible by the Company or the Bank under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one hundred dollars less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.

5. Obligations of the Employer Upon Termination.

(a) Termination Without Cause or for Good Reason. If, during the Employment Period, the Company and the Bank shall Terminate Executive’s employment Without Cause or Executive shall Terminate Executive’s employment for Good Reason, then, in addition to any other payments required by law, and in consideration of Executive’s services rendered prior to such Termination:

(i) For the number of months remaining in the Employment Period (such applicable number of months, the “Severance Period”), the Bank will continue to pay Executive’s Base Salary in effect on the date of Termination, such payments to be made on the same periodic dates as salary payments would have been made to Executive had Executive’s employment not been Terminated, subject to compliance with Section 10(i) of this Agreement regarding the requirements of Section 409A and Executive’s continuing compliance with the covenants under Section 6 of this Agreement.

(ii) Executive will receive a welfare continuance benefit in an amount equal to the product of (x) the number of months in the Severance Period times (y) the excess of the monthly premium that would apply as of Executive’s Date of Termination for continued health, dental and vision plan coverage for Executive and Executive’s “qualified beneficiaries” (as defined in Section 4980B of the Code) over the monthly amount that Executive paid for such coverage immediately before Executive’s Termination. Such payment will be made only for individuals (including Executive) who are covered under such plan or plans immediately prior to Executive’s Termination, but without regard to whether an election for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) is made. Such payment will be made in a lump sum on the 30th day after Executive’s Date of Termination, net of employment and income tax withholding.

Notwithstanding the foregoing, Executive shall not be entitled to any further payment under this Section 5(a) or under Section 5(d) of this Agreement in the event the Company and the Bank determine that Executive has breached any of the covenants set forth in Section 6 of this Agreement and files an action to enforce the covenants or gives Executive a notice that a claim is being initiated under Section 7 of this Agreement. Further, in such a proceeding, the Company and/or Bank shall seek, and Executive shall be liable to return to the Company and/or Bank, any payments made to Executive under this Section 5 dating back to the date of the original breach.

(b) Death. If Executive’s employment is Terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate immediately and (i) the payments described in Section 5(a)(i) shall be paid to Executive’s legal representatives as provided therein, and (ii) Other Benefits shall be timely paid or provided as described below. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall mean, and Executive’s estate and/or beneficiaries shall be entitled to receive, all benefits under the Welfare Benefit Plans of the Company relating to death benefits. Without limiting the foregoing, the Company and the Bank shall pay any premium required for any “qualified beneficiary” of Executive to continue his or her health care coverage in accordance with COBRA for the remainder of the Employment Period.

(c) Disability. If Executive’s employment is Terminated by reason of Executive’s Disability during the Employment Period, this Agreement shall terminate immediately and (i) the payments described in Section 5(a)(i) and (ii) shall be paid to Executive as provided therein, and (ii) Other Benefits shall be timely paid or provided as described below. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, without limitation, and Executive shall be entitled after the Date of Termination to receive all benefits under all Welfare Benefit Plans relating to disability.

(d) Voluntary Termination. If Executive shall effect a Voluntary Termination, this Agreement shall terminate as provided in Section 4(e), and the payments described in Section 5(a)(i) and (ii) shall be paid to Executive as provided therein; provided, however, that Executive’s right to continue to participate in Welfare Benefit Plans shall terminate on the 30th day following the Date of Termination, subject to Executive’s rights, if any, under COBRA.

(e) Waiver and Release. As a condition precedent to receiving any of the payments described in Section 5 arising from the Termination of Executive’s employment through a Voluntary Termination, Termination Without Cause, or Termination for Good Reason, including Termination due to Change in Control, Executive shall sign a release and waiver of claims in favor of the Bank, the Company, any business entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Bank or the Company (each, an “Affiliate”), and their respective officers and directors in a form provided by the Bank or the Company no later than the Date of Termination and such release has become effective within 30 days after the Date of Termination (the “Release”).

(f) Termination due to Change in Control. If Executive’s employment is Terminated Without Cause within one year after a Change of Control shall have occurred or if he resigns for Good Reason within one year after a Change in Control shall have occurred, then, in addition to the payments made to Executive under Section 5(a), the Bank or the Company shall pay to Executive as compensation for services rendered a cash amount (subject to any applicable payroll or other taxes required to be withheld), equal to one times Executive’s Base Salary in effect as of the Date of Termination, such payments to be made on the same periodic dates as salary payments would have been made to Executive had Executive’s employment not been Terminated, subject to compliance with Section 10(i) of this Agreement regarding the requirements of Section 409A and Executive’s continuing compliance with the covenants under Section 6 of this Agreement; provided, however, that if a Termination described in this Section 5(f) occurs after Executive has rendered more than one year of services to the Bank or the Company under this Agreement, and for every additional year of service thereafter, an additional one-half (1/2) of Executive’s then Base Salary shall be paid to Executive as provided herein, subject to a maximum total payment of two years’ Base Salary. For the avoidance of doubt, in no circumstance shall Executive be entitled to payments under this Section 5(f) for an amount exceeding two years’ Base Salary. Notwithstanding the foregoing, Executive shall not be entitled to any further payment under this Section 5(f) of this Agreement in the event the Company and the Bank determine that Executive has breached any of the covenants set forth in Section 6 of this Agreement and files an action to enforce the covenants or gives Executive a notice that a claim is being initiated under Section 7 of this Agreement. Further, in such a proceeding, the Company and/or Bank shall seek, and Executive shall be liable to return to the Company and/or the Bank, any payments made to Executive under this Section 5 dating back to the date of the original breach. Executive must also execute a Release as provided in Section 5(e) as a condition precedent to the entitlement to or receipt of any payments made under this Section 5(f).

6. Covenants of the Executive.

(a) Noncompetition. Executive agrees that when employed with the Bank and the Company during the Employment Period and for any further period in which Executive is employed with the Bank and the Company and for 24 months after Executive is no longer employed by either the Bank or the Company, regardless of the reason (the “Restricted Period”), Executive will not directly or indirectly, as a principal, agent, employee, employer, investor, director, consultant, co-partner or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) by (i) owning, managing or controlling a Competitive Business, or (ii) performing competitive duties that are the same as or substantially similar to those which Executive performed on behalf of the Bank, the Company, or any of their Affiliates during the last 24 months of Executive’s employment by the Bank or the Company. Notwithstanding the foregoing, Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national securities exchange or have been registered under Section 12 of the Exchange Act.

(b) Nonsolicitation of Customers. Executive agrees that when employed by the Bank and the Company and through the Restricted Period, Executive will not, directly or indirectly, solicit, divert from the Bank, the Company, or their Affiliates, or transact business with any “Customer” of the Bank, the Company, or their Affiliates, with whom Executive had “Material Contact” during the last 12 months of Executive’s employment or about whom Executive obtained information not known generally to the public while acting within the scope of Executive’s employment during the last 12 months of employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to, and competitive with, those offered by Bank, the Company, or their Affiliates at the time Executive’s employment ceases. “Material Contact” means that Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Bank, the Company, or their Affiliates during the last 12 months of Executive’s employment. “Customer” means any Person (as defined below) with whom the Bank, the Company, or their Affiliates had a depository or other contractual relationship, pursuant to which the Bank and/or the Company provided products or services during the last 12 months of Executive’s employment.

(c) Nonsolicitation of Employees. Executive agrees that when employed by the Bank and the Company and through the Restricted Period, Executive will not, directly or indirectly, hire any person employed by the Bank, the Company, and/or their Affiliates during the last six (6) months of Executive’s employment, or solicit for hire or induce any such person to terminate employment with the Bank, the Company, and/or their Affiliates, if the purpose is to compete with the Bank, the Company, and/or their Affiliates.

(d) Definitions. As used in this Agreement,

(i) the term “Competitive Business” means any of the following businesses in which Executive was engaged in at any time during the last 24 months of Executive’s employment with the Company and the Bank on behalf of the Company or the Bank: the financial services business, which encompasses one or more of the following businesses, so long as the Company, the Bank or any of their Affiliates are engaged in any of such businesses at the time Executive’s employment ceases: consumer and commercial banking, insurance brokerage, residential and commercial mortgage lending, and any other business in which the Bank, the Company, or any of its Affiliates are engaged;

(ii) the term “Market Area” means (A) the cities of Charlottesville, Harrisonburg, Virginia Beach, Norfolk, Colonial Heights, Suffolk, Fredericksburg, Winchester and Martinsville in Virginia, the counties of Albemarle, Chesterfield, Culpepper, Charlotte, Fluvanna, Page, Patrick, King George, Westmoreland, Richmond, Northumberland, Lancaster, Louisa, Middlesex, Orange, Rockingham, and Spotsylvania in Virginia, and the county of Guilford in North Carolina, and any cities, towns and counties immediately contiguous to such localities, and (B) any other city, town, county or municipality in Virginia or North Carolina in which the Bank or the Company is operating (1) a mortgage or loan production office generating at least $25,000,000 per annum in total home mortgage loan originations in the 12 months preceding Executive’s Termination, or (2) any retail banking office, as of the date Executive’s employment with the Bank and the Company ceases; and

(iii) the term “Person” means any person, partnership, corporation, company, group or other entity.

(e) Confidentiality. As an employee of the Bank and the Company, Executive will have access to and may participate in the origination of non-public, proprietary and confidential information relating to the Bank and/or the Company and/or its affiliates and Executive acknowledges a fiduciary duty owed to the Bank, the Company, and its affiliates not to disclose any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Bank, the Company, or its affiliates or their customers that is not generally known to the public or generally in the banking industry. Executive agrees that for a period of five (5) years following the cessation of employment, Executive will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Company and the Bank; provided, however that to the extent the information covered by this Section 6 is otherwise protected by the law, such as “trade secrets,” as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.

Nothing in this Agreement restricts or prohibits Executive or Executive’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. Executive does not need the prior authorization of the Bank or the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. Executive is not required to notify the Bank or the Company that Executive has engaged in such communications with the Regulators. Executive recognizes and agrees that, in connection with any such activity outlined above, Executive must inform the Regulators that the information Executive is providing is confidential.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•

Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

•	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(f) Acknowledgment. The covenants contained in this Section 6 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. Executive acknowledges and agrees that the covenants contained in this Section 6 are in consideration for this Agreement, consideration for amounts paid to Executive in connection with the Merger and the Subsidiary Bank Merger, and payment hereunder including payments that may be made under Section 5. Executive further agrees that the restrictions imposed herein are necessary for the reasonable and proper protection of the Bank, the Company, and their Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on Executive’s post-employment activity nor overly burdensome for Executive to abide by while in the employ of the Company and the Bank. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 6 are found by an arbitrator or court to exceed the standards deemed enforceable, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Bank, the Company, or an Affiliate.

(g) Enforcement. Executive acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 6 and, accordingly, Executive agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin Executive from violating any such covenants. In the event legal action is commenced with respect to the provisions of this Section 6 and Executive has not strictly observed the restrictions set forth in this Section 6, then the restricted periods described in Paragraphs (a), (b) and (c) in this Section 6 may, in the court or arbitrator’s discretion, be tolled and run anew from the date of any Final Determination of such legal action. “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. All the provisions of this Section 6 will survive termination and expiration of this Agreement.

7. Dispute Resolution.

(a) Except as provided in Section 7(c) below, the Company, the Bank and Executive acknowledge and agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration unless otherwise required by law, to be held in Charlottesville, Virginia, in accordance with the JAMS Employment Arbitration Rules & Procedures. The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) The parties may apply to any Virginia state court or federal district court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, to the extent that such court would have jurisdiction over the subject matter of such action, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator(s).

(d) EXECUTIVE HEREBY CONFIRMS HE HAS READ AND UNDERSTANDS THIS SECTION 7, WHICH DISCUSSES ARBITRATION, AND UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, HE AGREES, EXCEPT AS PROVIDED IN SECTION 7(c), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF EXECUTIVE’S RELATIONSHIP WITH THE BANK, THE COMPANY, AND ITS AFFILIATES.

8. Non-disparagement. Executive will not at any time during or after the Employment Period make, publish or communicate to any Person or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank, the Company, their Affiliates, or their business, or any of their directors, employees, customers, and other associated third parties. This Section 8 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order. Executive shall promptly provide written notice of any such order to the Bank or the Company, as the case may be.

9. Regulatory Provisions.

(a) Suspension or Temporary Prohibition from Participation. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Company or the Bank by a notice served under the Federal Deposit Insurance Act (the “FDIA”) or an order issued by any federal or state government agency, the obligations of the Company and the Bank under this Agreement shall be suspended as of the date of service of such notice or the issuance date of such order. If the charges in the notice or order are dismissed, the Company and the Bank shall (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) Removal or Permanent Prohibition from Participation. If Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Company or the Bank by a notice served under the FDIA or an order issued by any federal or state government agency, all obligations of the Company and the Bank under this Agreement shall terminate as of the date of service of such notice or the issuance date of such order, but Executive’s vested rights under any employee benefit plans and programs of the Company and the Bank shall not be affected.

(c) Default. If either the Company or the Bank is in default as defined in the FDIA or any order issued by any federal or state government agency, all obligations of the Company and the Bank under this Agreement shall terminate as of the date of default, but the operation of this Section 9(c) shall not affect any of Executive’s vested rights under any employee benefit plans and programs of the Company and the Bank.

(d) Mitigation. The Company and the Bank will use its commercially reasonable efforts to mitigate any adverse impact of Sections 9(a), 9(b) and 9(c) on Executive.

(e) Payment Prohibition. If either the Company or the Bank is prohibited from making a payment provided for in this Agreement pursuant to the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”), then neither the Company nor the Bank shall be obligated to make such payment, and Executive shall have no right to receive such payment. If either the Company or the Bank is prohibited from making a payment provided for in this Agreement without the prior consent or approval of the FDIC, the Office of the Comptroller of the Currency or another appropriate federal banking agency, then neither the Company nor the Bank shall be obligated to make such payment, and Executive shall have no right to receive such payment, unless such consent or approval is received. Each of the Company and the Bank hereby agrees and covenants to use its best efforts to obtain the required consent or approval as expeditiously as possible and agree to provide Executive with documentation of its efforts and status reports as requested.

10. Miscellaneous.

(a) Severability. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

(b) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles.

(c) Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The parties acknowledge and agree that this Agreement supersedes and replaces any offer letter Executive may have received from the Bank or the Company and that any such letter is of no further force and effect. This Agreement may be amended only by an agreement signed by the parties hereto.

(d) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege.

(e) Binding Effect; Survival. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by Executive. Except as otherwise expressly provided herein, upon the termination or expiration of this Agreement the respective rights and obligations of the parties hereto shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties set forth in this Agreement.

(f) No Construction Against Any Party. This Agreement is the product of informed negotiations between the parties. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The parties agree neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

(g) Clawback. Any incentive-based compensation or award that Executive receives, or has received, from the Company, the Bank or an Affiliate of either them under this Agreement or otherwise, will be subject to clawback by the Company, the Bank or such

Affiliate as may be required by applicable law or stock exchange listing requirement and on such basis as the Board of Directors of the Bank or of the Company reasonably determines in good faith, including pursuant to any incentive compensation clawback policy adopted by the Board of Directors of the Bank or of the Company.

(h) Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Company, the Bank or their Affiliates (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company or the Bank. The Documents and any copies thereof stored in any manner, together with any Bank issued equipment, vehicles, keys, security devices, identification cards, computers, cell phones and other devices, that are in Executive’s possession or control shall be returned to the Bank immediately upon Executive’s termination of employment for any reason or at such earlier time as the Board of Directors of the Bank or its designees may specify.

(i) Section 409A Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A to the extent required to avoid a violation of Section 409A. Notwithstanding the foregoing, neither the Bank nor any Affiliate makes any representation that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Bank or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s Termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Date of Termination or if sooner the date of Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive (or Executive’s beneficiary) in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Any payment under Section 5 of this Agreement that is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, and that is subject to the Release becoming effective, and that would otherwise be paid in the first 30 days after Executive’s Date of Termination shall be paid, if at all, on such 30th day and any remaining payments shall be made in accordance with their original schedule.

Payments with respect to reimbursements of expenses or in-kind benefits shall be paid or provided in accordance with the Bank’s applicable policy or benefit plan, but in all events reimbursements shall be paid no later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement or provision in any other calendar year.

(j) Notices. Any notices and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Company and the Bank shall be directed to the Corporate Secretary of the Company and the Bank, with a copy directed to the Chairman of the Boards of Directors of the Company and the Bank. Notices to Executive shall be directed to Executive’s last known address. Any party may designate another address in writing (or by such other method approved by the Company and the Bank) from time to time.

(k) Acknowledgement of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES: (i) THAT HE HAS FULLY READ, UNDERSTANDS AND IS VOLUNTARILY ENTERING INTO THIS AGREEMENT; AND (ii) THAT, EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(m) Tax Withholding. The Bank and the Company are authorized to withhold from all amounts paid or provided under this Agreement applicable taxes required to be withheld thereon.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

BLUE RIDGE BANKSHARES, INC.

By:	/s/ Brian K. Plum
Brian K. Plum
President and Chief Executive Officer

BLUE RIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Brian K. Plum
Brian K. Plum
President and Chief Executive Officer

/s/ Randal R. Greene
Randal R. Greene